As filed with the Securities and Exchange Commission on May 28, 2015

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 Southport Drive Morrisville, North Carolina (Address of Principal Executive Offices)	27560 (Zip Code)

CHARLES & COLVARD, LTD. 2008 stock INCENTIVE plan, AS AMENDED

(Full title of the plan)

H. Marvin Beasley

President and Chief Executive Officer

Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, North Carolina 27560

(Name and address of agent for service)

(919) 468-0399

(Telephone number, including area code, of agent for service)

Copy to:

Margaret N. Rosenfeld, Esq.

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

(919) 821-1220

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	3,278,456 (1)	$1.39 (2)	$4,557,054 (2)	$529.53 (2)

(1)	Includes (a) 1,500,000 shares of Common Stock, no par value per share (“Common Stock”), of Charles & Colvard, Ltd. (the “Registrant”) that are authorized for issuance under the Registrant’s 2008 Stock Incentive Plan, as amended and approved by the Registrant’s shareholders at the annual meeting of shareholders held on May 20, 2015 (the “Plan”) and (b) 1,778,456 shares of Common Stock carried forward from the Registrant’s 1997 Omnibus Stock Plan and 1996 Stock Option Plan, which were subject to options that were forfeited, cancelled, or terminated, or expired or otherwise lapsed unexercised, and not previously registered with respect to the Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The maximum offering price per share information is based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on May 20, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed by the Registrant to register an additional 3,278,456 shares of the Common Stock of the Registrant issuable under the Plan. As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 and consists of only those items required by General Instruction E to Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the prior Registration Statement relating to the Plan, Registration No. 333-151255 filed with the Commission on May 29, 2008, remains effective, and the contents of such Registration Statement are incorporated in this Registration Statement by this reference.

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on March 13, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the Commission on May 1, 2015;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 23, 2015, April 1, 2015, May 8, 2015, and May 21, 2015; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on November 7, 1997, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities being registered by this Registration Statement will be passed upon for the Registrant by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. As of the date of this Registration Statement, certain current individual attorneys with Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. beneficially own an aggregate of 62,237 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Sections 8-50 through 8-58 of the North Carolina Business Corporation Act (the “NCBCA”) permit a corporation to indemnify its directors, officers, employees, or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee, or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative, because such person is or was a director, officer, agent, or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent, or employee (i) conducted himself in good faith, (ii) reasonably believed (1) that his conduct in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the Board of Directors, a committee of directors, special legal counsel, or the shareholders in accordance with Section 8-55. A corporation may not indemnify a director, officer, agent, or employee under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director, officer, agent, or employee was adjudged liable to the corporation or in connection with a proceeding in which a director, officer, agent, or employee was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 8-57 of the NCBCA permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees, or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of such capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

The Registrant’s Bylaws provide for indemnification, to the fullest extent from time to time permitted by law, of any person who at any time serves or has served as a director or officer of the Registrant, or, at the request of the Registrant, is or was serving as an director or officer of another entity in the event such person is made, or is threatened to be made, a party to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding, and any appeal of such an action, whether or not brought by or on behalf of the Registrant, seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity.

The rights of indemnification found in the Registrant’s Bylaws cover:

•	reasonable expenses, including without limitation all attorneys’ fees actually incurred by such person in connection with any action, suit or proceeding;

•	payments in satisfaction of any judgment, money decree, fine, penalty or settlement; and

•	all reasonable expenses incurred in enforcing such person’s indemnification rights.

Sections 8-52 and 8-56 of the NCBCA require a corporation, unless limited by its articles of incorporation, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party because he is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding. Unless a corporation’s articles of incorporation provide otherwise, a director or officer also may apply for and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 8-54 and 8-56.

Finally, Section 8-57 of the NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation against liability asserted against or incurred by such person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. The Registrant’s directors and officers are currently covered under directors’ and officers’ insurance policies maintained by the Registrant. The Registrant’s Restated Articles of Incorporation, do not limit the personal liability of directors for monetary damages for breaches of duty as a director.

In addition, the Registrant has also entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreement requires the Registrant to indemnify the indemnitee against liability and expenses in any threatened, pending, or completed action, suit, or proceeding arising out of such indemnitee’s present or former status as an officer or director of the Registrant to the fullest extent permitted by law in effect as of the date of the agreement or to such greater extent as applicable law may subsequently permit. The indemnification agreement further requires the Registrant to advance expenses incurred in connection with any threatened, pending, or completed action, suit, or proceeding if requested by the indemnitee. The indemnification agreement also includes an undertaking by the indemnitee to reimburse the Registrant for any amounts advanced if it is ultimately determined that indemnification is not appropriate. The rights provided in the indemnification agreement are in addition to rights provided in the Registrant’s Bylaws, Restated Articles of Incorporation, and the NCBCA.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of BDO USA, LLP

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

99.1	Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on May 21, 2015)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on this 28th day of May, 2015.

CHARLES & COLVARD, LTD.

By:	/s/ H. Marvin Beasley
H. Marvin Beasley
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints H. Marvin Beasley and Kyle S. Macemore, and each of them individually, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ H. Marvin Beasley	Director, President and Chief Executive Officer (Principal Executive Officer)	May 28, 2015
H. Marvin Beasley

/s/ Kyle S. Macemore	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 28, 2015
Kyle S. Macemore

/s/ Neal I. Goldman	Executive Chairman of the Board of Directors	May 28, 2015
Neal I. Goldman

/s/ Anne M. Butler	Director	May 28, 2015
Anne M. Butler

/s/ George R. Cattermole	Director	May 28, 2015
George R. Cattermole

/s/ Ollin B. Sykes	Director	May 28, 2015
Ollin B. Sykes

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of BDO USA, LLP

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

99.1	Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on May 21, 2015)